J.P.Morgan

J.P.Morgan

TABLE OF CONTENTS

Page

PARTIES		1
RECITALS		1

Section 1.	Certain Definitions
(a)	ADR Register	1
(b)	ADRs; Direct Registration ADRs	1
(c)	ADS	2
(d)	Beneficial Owner	2
(e)	Brazil	2
(f)	Bylaws	2
(g)	Central Bank	2
(h)	Commission	2
(i)	Custodian	2
(j)	CVM	2
(k)	Deliver, execute, issue et al.	3
(l)	Delivery Order	3
(m)	Deposited Securities	3
(n)	Direct Registration System	3
(o)	Holder	3
(p)	Securities Act of 1933	3
(q)	Securities Exchange Act of 1934	3
(r)	Shares	4
(s)	Transfer Office	4
(t)	United States; U.S.	4
(u)	Withdrawal Order	4
Section 2.	Form of ADR; Incorporation by Reference	4
Section 3.	Deposit of Shares	5
Section 4.	Issue of ADRs	6
Section 5.	Distributions on Deposited Securities; Conversion of Foreign Currency	6
Section 6.	Substitution of ADRs	7
Section 7.	Cancellation and Destruction of ADRs; Maintenance of Records	7
Section 8.	The Custodian	7
Section 9.	Lists of Holders	8
Section 10.	Depositary's Agents	8
Section 11.	Resignation and Removal of the Depositary; Appointment of Successor Depositary	8
Section 12.	Reports	9
Section 13.	Additional Shares	9
Section 14.	Indemnification	10
Section 15.	Notices	12
Section 16.	Miscellaneous	12
Section 17.	Governing Law; Consent to Jurisdiction	13
Section 18.	Agent for Service	13
Section 19.	Waiver of Immunities	14
Section 20.	Waiver of Jury Trial	15
Section 21.	Amendment and Restatement of Prior Deposit Agreement	15
TESTIMONIUM		16
SIGNATURES		16

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Page

EXHIBIT A

FORM OF FACE OF ADR		A-1

Introductory Paragraph		A-1

(1)	Issuance of ADSs	A-2
(2)	Withdrawal of Deposited Securities	A-3
(3)	Transfers of ADRs	A-4
(4)	Certain Limitations.	A-4
(5)	Taxes; Withholding	A-5
(6)	Disclosure of Interests	A-6
(7)	Charges of Depositary	A-7
(8)	Available Information	A-10
(9)	Execution	A-11

Signature of Depositary		A-11

Address of Depositary's Office		A-11

FORM OF REVERSE OF ADR		A-12

(10)	Distributions on Deposited Securities	A-12
(11)	Record Dates	A-13
(12)	Voting of Deposited Securities	A-13
(13)	Changes Affecting Deposited Securities	A-14
(14)	Exoneration	A-15
(15)	Resignation and Removal of Depositary; the Custodian	A-18
(16)	Amendment	A-18
(17)	Termination	A-19
(18)	Appointment; Acknowledgements and Agreements	A-20
(19)	Waiver	A-21

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FURTHER AMENDED AND RESTATED DEPOSIT AGREEMENT dated as of [DATE], 2020 (the "Deposit Agreement") among COMPANHIA SIDERÚRGICA NACIONAL and its successors (the "Company"), incorporated under the laws of Brazil (as hereinafter defined), JPMORGAN CHASE BANK, N.A., as depositary hereunder (the “Depositary”), and all Holders (defined below) and Beneficial Owners (defined below) from time to time of ADRs (defined below) issued hereunder evidencing ADSs (defined below) representing deposited Shares (defined below). The Company hereby appoints the Depositary as depositary for the Deposited Securities and hereby authorizes and directs the Depositary to act in accordance with the terms set forth in this Deposit Agreement. All capitalized terms used herein have the meanings ascribed to them in Section 1 or elsewhere in this Deposit Agreement.

W I T N E S S E T H

WHEREAS, the Company and the Depositary entered into a Deposit Agreement dated as of November 1, 1997 as further amended and restated as of November 13, 1997 and thereafter amended (as so further amended and restated and previously amended, the "Prior Deposit Agreement") for the purposes set forth therein, for the creation of American depositary shares representing the Shares so deposited and for the execution and delivery of American depositary receipts ("Prior Receipts") evidencing the American depositary shares;

WHEREAS, pursuant to the terms of the Prior Deposit Agreement, the Company and the Depositary wish to amend and restate the Prior Deposit Agreement and the Prior Receipts;

NOW THEREFORE, in consideration of the premises, subject to Section 21 hereof, the parties hereto hereby amend and restate the Prior Deposit Agreement and the Prior Receipts in their entirety as follows:

1. Certain Definitions.

(a)       "ADR Register" is defined in paragraph (3) of the form of ADR.

(b)       "ADRs" mean American depositary receipts evidencing ADSs substantially in the form of Exhibit A annexed hereto (the "form of ADR"). ADRs may be either in physical certificated form or Direct Registration ADRs (as hereinafter defined). ADRs in physical certificated form, and the terms and conditions governing the Direct Registration ADRs, shall be substantially in the form of Exhibit A annexed hereto (the "form of ADR"). The term "Direct Registration ADR" means an ADR, the ownership of which is recorded on the Direct Registration System. References to "ADRs" shall include certificated ADRs and Direct Registration ADRs, unless the context otherwise requires. The form of ADR is hereby incorporated herein and made a part hereof; the provisions of the form of ADR shall be binding upon the parties hereto.

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(c)       "ADSs" means American depositary shares representing beneficial interests in the Deposited Securities. Subject to Paragraphs (10) and (13) of the form of ADR, each "ADS" represents the right to receive, and to exercise the beneficial ownership interests in, the number of Shares specified in the form of ADR attached hereto as Exhibit A (as amended from time to time) that are on deposit with the Depositary and/or the Custodian and a pro rata share in any other Deposited Securities, subject, in each case, to the terms of this Deposit Agreement and the ADSs. The ADS(s)-to-Share(s) ratio is subject to amendment as provided in the form of ADR (which may give rise to fees contemplated in paragraph (7) thereof).

(d)       "Beneficial Owner" means as to any ADS, any person or entity having a beneficial ownership interest in such ADS. A Beneficial Owner need not be the Holder of the ADR evidencing such ADS. If a Beneficial Owner of ADSs is not a Holder, it must rely on the Holder of the ADR(s) evidencing such ADSs in order to assert any rights or receive any benefits under this Deposit Agreement. The arrangements between a Beneficial Owner of ADSs and the Holder of the corresponding ADRs may affect the Beneficial Owner’s ability to exercise any rights it may have.

(e)       "Brazil" means the Federative Republic of Brazil.

(f)       “Bylaws” means the bylaws and other constitutive documents of the Company, as amended from time to time.

(g)       “Central Bank” means the Central Bank of Brazil (Banco Central do Brasil).

(h)       “Commission” means the United States Securities and Exchange Commission – SEC.

(i)       "Custodian" means the agent or agents of the Depositary (singly or collectively, as the context requires) named as Custodian and any successor, additional or substitute Custodian appointed pursuant to Section 8 herein. The initial Custodian hereunder is the São Paulo office of Banco Itaú S.A.

(j)       “CVM” shall mean the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários).

(k)       The terms "deliver", "execute", "issue", "register", "surrender", "transfer" or "cancel", when used with respect to Direct Registration ADRs, shall refer to an entry or entries or an electronic transfer or transfers in the Direct Registration System, and, when used with respect to ADRs in physical certificated form, shall refer to the physical delivery, execution, issuance, registration, surrender, transfer or cancellation of certificates representing the ADRs.

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(l)       "Delivery Order" is defined in Section 3.

(m)       "Deposited Securities" as of any time means all Shares at such time deposited under this Deposit Agreement and any and all other Shares, securities, property and cash at such time held by the Depositary or the Custodian in respect or in lieu of such deposited Shares and other Shares, securities, property and cash. Deposited Securities are not intended to, and shall not, constitute proprietary assets of the Depositary, the Custodian or their nominees. Beneficial ownership in Deposited Securities is intended to be, and shall at all times during the term of the Deposit Agreement continue to be, vested in the Beneficial Owners of the ADSs representing such Deposited Securities.

(n)       "Direct Registration System" means the system for the uncertificated registration of ownership of securities established by The Depository Trust Company ("DTC") and utilized by the Depositary pursuant to which the Depositary may record the ownership of ADRs without the issuance of a certificate, which ownership shall be evidenced by periodic statements issued by the Depositary to the Holders entitled thereto. For purposes hereof, the Direct Registration System shall include access to the Profile Modification System maintained by DTC which provides for automated transfer of ownership between DTC and the Depositary.

(o)       "Holder" means the person or persons in whose name an ADR is registered on the ADR Register. For all purposes under the Deposit Agreement and the ADRs, a Holder shall be deemed to have all requisite authority to act on behalf of any and all Beneficial Owners of the ADSs evidenced by the ADR(s) registered in such Holder's name.

(p)       "Securities Act of 1933" means the United States Securities Act of 1933, as from time to time amended.

(q)       "Securities Exchange Act of 1934" means the United States Securities Exchange Act of 1934, as from time to time amended.

(r)       "Shares" mean the Company’s common shares, without par value, validly issued and outstanding, and shall include the rights to receive Shares specified in paragraph (1) of the form of ADR.

(s)       "Transfer Office" is defined in paragraph (3) of the form of ADR.

(t)       “United States” or “U.S.” has the meaning assigned to it in Regulation S as promulgated by the Commission under the Securities Act of 1933.

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(u)       "Withdrawal Order" is defined in paragraph (2) of the form of ADR.

2. Form of ADR; Incorporation by Reference.

(a) Form of ADR. Certificated ADRs shall be engraved, printed or otherwise reproduced at the discretion of the Depositary in accordance with its customary practices in its American depositary receipt business, or at the request of the Company typewritten and photocopied on plain or safety paper, and shall be substantially in the form set forth in the form of ADR, with such changes as may be required by the Depositary or the Company to comply with their obligations hereunder, any applicable law, regulation or usage or to indicate any special limitations or restrictions to which any particular ADRs are subject. ADRs may be issued in denominations of any number of ADSs. ADRs in certificated form shall be executed by the Depositary by the manual or facsimile signature of a duly authorized officer of the Depositary. ADRs in certificated form bearing the manual or facsimile signature of anyone who was at the time of execution a duly authorized officer of the Depositary shall bind the Depositary, notwithstanding that such officer has ceased to hold such office prior to the delivery of such ADRs.

(b) Direct Registration ADRs. Notwithstanding anything in this Deposit Agreement or in the form of ADR to the contrary, ADSs shall be evidenced by Direct Registration ADRs, unless certificated ADRs are specifically requested by the Holder. Direct Registration ADRs shall be governed by the same terms and conditions as the Form of ADR.

(c) Incorporation by Reference. The terms and conditions set forth in the form of ADR are hereby incorporated by reference herein and made a part hereof as if set forth herein, and shall be binding upon the parties hereto.

(d) Holders of ADRs, and the Beneficial Owners of the ADSs evidenced by such ADRs, shall each be bound by the terms and conditions of this Deposit Agreement and of the form of ADR, regardless of whether such ADRs are Direct Registration ADRs or certificated ADRs.

3. Deposit of Shares. Subject to paragraph (1) of the form of ADR, in connection with the deposit of Shares hereunder, the Depositary or the Custodian may require the following in a form satisfactory to it: (a) a written order directing the Depositary to issue to, or upon the written order of, the person or persons designated in such order a Direct Registration ADR or ADRs evidencing the number of ADSs representing such deposited Shares (a "Delivery Order"); (b) proper endorsements or duly executed instruments of transfer in respect of such deposited Shares; (c) instruments assigning to the Depositary, the Custodian or a nominee of either any distribution on or in respect of such deposited Shares or indemnity therefor; and (d) proxies entitling the Depositary to vote such deposited Shares. As soon as practicable after the Custodian receives Deposited Securities pursuant to any such deposit or pursuant to paragraph (10) or (13) of the form of ADR, the Custodian shall present such Deposited Securities for registration of transfer into the name of the Depositary, the Custodian or a nominee of either, to the extent such registration is practicable, at the cost and expense of the person making such deposit (or for whose benefit such deposit is made) and shall obtain evidence satisfactory to it of such registration. Deposited Securities shall be held by the Custodian for the account and to the order of the Depositary for the benefit of Holders of ADRs (to the extent not prohibited by law) at such place or places and in such manner as the Depositary shall determine. Deposited Securities may be delivered by the Custodian to any person only under the circumstances expressly contemplated in this Deposit Agreement. To the extent that the provisions of or governing the Shares make delivery of certificates therefor impracticable, Shares may be deposited hereunder by such delivery thereof as the Depositary or the Custodian may reasonably accept, including, without limitation, by causing them to be credited to an account maintained by the Custodian for such purpose with the Company or an accredited intermediary, such as a bank, acting as a registrar for the Shares, together with delivery of the documents, payments and Delivery Order referred to herein to the Custodian or the Depositary.

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The Depositary, the Custodian and the Company shall comply with Brazil’s Monetary Council Resolution No. 4,373, dated as of September 29, 2014, and agree to furnish to the Central Bank and the CVM, whenever required, information or documents related to the ADRs and this Deposit Agreement, the Deposited Securities and distributions thereon. The Depositary and the Custodian are hereby authorized to release such information or documents and any other information as required by local regulation, law or regulatory body request. In the event that the Depositary or the Custodian shall be advised in writing by reputable independent Brazilian counsel that the Depositary or the Custodian reasonably could be subject to criminal, or material, as reasonably determined by the Depositary, civil liabilities as a result of the Company having failed to provide such information or documents reasonably available only through the Company, the Depositary shall have the right to terminate this Deposit Agreement, upon at least 30 days’ prior written notice to the Holders and the Company. The effect of any such termination of this Deposit Agreement shall be as provided in paragraph (17) of the form of ADR.

4. Issue of ADRs. After any such deposit of Shares, the Custodian shall notify the Depositary of such deposit and of the information contained in any related Delivery Order by letter, first class airmail postage prepaid, or, at the request, risk and expense of the person making the deposit, by SWIFT, cable, telex or facsimile transmission. After receiving such notice from the Custodian, the Depositary, subject to this Deposit Agreement, shall properly issue at the Transfer Office, to or upon the order of any person named in such notice, an ADR or ADRs registered as requested and evidencing the aggregate ADSs to which such person is entitled. ADRs may be issued by the Depositary only under circumstances contemplated in this Deposit Agreement.

5. Distributions on Deposited Securities; Conversion of Foreign Currency.

(a) Distributions on Deposited Securities. To the extent that the Depositary determines in its good faith discretion that any distribution pursuant to paragraph (10) of the form of ADR is not practicable with respect to any Holder, the Depositary may, after consultation with the Company if practicable, make such distribution as it so deems practicable, including the distribution of foreign currency, securities or property (or appropriate documents evidencing the right to receive foreign currency, securities or property) or the retention thereof as Deposited Securities with respect to such Holder's ADRs (without liability for interest thereon or the investment thereof).

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(b) Conversion of Foreign Currency. Upon receipt by the Depositary or the Custodian of any foreign currency, if at the time of its receipt such foreign currency can in the judgment of the Depositary be converted on a reasonable basis into U.S. dollars and the resulting U.S. dollars transferred to the United States for distribution to Holders entitled thereto, the Depositary shall as promptly as practicable convert or cause to be converted such foreign currency into U.S. dollars by sale or in any other manner that it may determine, and shall transfer the resulting U.S. dollars (net of its charges and expenses in effecting such conversion) to the United States and shall distribute such U.S. dollars to the Holders entitled thereto in accordance with paragraph (10) of the Form of ADR. If such conversion or distribution can be effected only with the approval or license of any government or agency thereof, including, without limitation Central Bank registration, the Depositary shall have discretion to file such application for approval or license as it may deem desirable. The Company shall not be obliged to make any such filing on behalf of the Depositary and the Depositary shall have no obligation to make any such filing should it not believe it desirable for it to do so. If the Depositary determines in its reasonable judgment that such foreign currency is not convertible, in whole or in part, on a reasonable basis into U.S. dollars transferable to the United States, or if any approval or license which is required for such conversion is denied or in the opinion of the Depositary, after consultation with the Company to the extent practicable, is not obtainable or is not obtained within a reasonable period or at a reasonable cost or if the Depositary elects not to seek such approval or license, the Depositary may distribute all or part of the foreign currency (or an appropriate document evidencing the right to receive such foreign currency) to, or in its discretion may hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of, the Holders entitled thereto. All expenses of any such conversion shall be deducted from the proceeds thereof.

6. Substitution of ADRs. The Depositary shall execute and deliver a new Direct Registration ADR in exchange and substitution for any mutilated certificated ADR upon cancellation thereof or in lieu of and in substitution for such destroyed, lost or stolen certificated ADR, unless the Depositary has notice that such ADR has been acquired by a bona fide purchaser, upon the Holder thereof filing with the Depositary a request for such execution and delivery and a sufficient indemnity bond and satisfying any other reasonable requirements imposed by the Depositary.

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7. Cancellation and Destruction of ADRs; Maintenance of Records. All ADRs surrendered to the Depositary shall be cancelled by the Depositary. The Depositary is authorized to destroy ADRs in certificated form so cancelled in accordance with its customary practices. The Depositary, however, shall maintain or cause its agents to maintain records of all ADRs surrendered and Deposited Securities withdrawn under paragraph (2) of the form of ADR, substitute ADRs delivered under Section 6 hereof, and canceled or destroyed ADRs under this Section 7, in keeping with the procedures ordinarily followed by stock transfer agents located in the United States or as required by the laws or regulations governing the Depositary.

8. The Custodian. Any Custodian in acting hereunder shall be subject to the directions of the Depositary and shall be responsible solely to it. The Depositary reserves the right, after consultation with the Company if practicable, to add, replace or remove a Custodian. The Depositary will give prompt notice of any such action to the Company, which will be advance notice if practicable. The Depositary may discharge any Custodian at any time upon notice to the Custodian being discharged. Notwithstanding the foregoing, without the appropriate Brazilian approvals, however, no more than one Custodian shall serve hereunder at any given time.

Any Custodian may resign from its duties hereunder by providing at least 30 days' prior written notice to the Depositary. The Depositary may discharge any Custodian at any time upon notice to the Custodian being discharged. To the extent required by law, the Depositary shall provide the CVM with notice of any Custodian removed hereunder. Any Custodian ceasing to act hereunder as Custodian shall deliver, upon the instruction of the Depositary, all Deposited Securities held by it to a Custodian continuing to act. Notwithstanding anything to the contrary contained in this Deposit Agreement (including the ADRs) and subject to the penultimate sentence of paragraph (14) of the form of ADR, the Depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the Custodian except to the extent that any Holder has incurred liability directly as a result of the Custodian having (i) committed fraud or willful misconduct in the provision of custodial services to the Depositary or (ii) failed to use reasonable care in the provision of custodial services to the Depositary as determined in accordance with the standards prevailing in the jurisdiction in which the Custodian is located.

9. Lists of Holders. The Company shall have the right to inspect transfer records of the Depositary and its agents and the ADR Register, take copies thereof and require the Depositary and its agents to supply copies of such portions of such records as the Company may request. The Depositary or its agent shall furnish to the Company promptly upon the written request of the Company, a list of the names, addresses and holdings of ADSs by all Holders as of a date within seven days of the Depositary's receipt of such request.

10. Depositary's Agents. The Depositary may perform its obligations hereunder through any agent appointed by it, provided that the Depositary shall notify the Company of such appointment and shall remain responsible for the performance of such obligations as if no agent were appointed, subject to paragraph (14) of the form of ADR.

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11. Resignation and Removal of the Depositary; Appointment of Successor Depositary. The Depositary may at any time resign as Depositary hereunder by written notice of its election so to do delivered to the Company, such resignation to take effect upon the appointment of a successor depositary and its acceptance of such appointment as hereinafter provided. The Depositary may at any time be removed by the Company by providing no less than 60 days' prior written notice of such removal to the Depositary, such removal to take effect the later of (i) the 60th day after such notice of removal is first provided and (ii) the appointment of a successor depositary and its acceptance of such appointment as hereinafter provided. Notwithstanding the foregoing, if upon the resignation or removal of the Depositary a successor depositary is not appointed within 60 days as specified in paragraph (17) of the form of ADR, then the Depositary may elect to terminate this Deposit Agreement and the ADR and the provisions of said paragraph (17) shall thereafter govern the Depositary's obligations hereunder. In case at any time the Depositary acting hereunder shall resign or be removed, the Company shall use its best efforts to appoint a successor depositary, which shall be a bank or trust company having an office in the Borough of Manhattan, the City of New York. Every successor depositary shall execute and deliver to its predecessor and to the Company an instrument in writing accepting its appointment hereunder, and thereupon such successor depositary, without any further act or deed, shall become fully vested with all the rights, powers, duties and obligations of its predecessor. The predecessor depositary, only upon payment of all sums due to it and on the written request of the Company, shall (i) execute and deliver an instrument transferring to such successor all rights and powers of such predecessor hereunder (other than its rights to indemnification and fees owing, each of which shall survive any such removal and/or resignation), (ii) duly assign, transfer and deliver all right, title and interest to the Deposited Securities to such successor and (iii) deliver to such successor a list of the Holders of all outstanding ADRs. Any such successor depositary shall promptly mail notice of its appointment to such Holders. Any bank or trust company into or with which the Depositary may be merged or consolidated, or to which the Depositary shall transfer substantially all its American depositary receipt business, shall be the successor of the Depositary without the execution or filing of any document or any further act.

12. Reports. On or before the first date on which the Company makes any communication available to holders of Deposited Securities by publication or otherwise or publicly files or submits any communication to any securities regulatory authority or stock exchange, the Company shall transmit to the Depositary a copy thereof in English or with an English translation or summary to the extent required under applicable rules of the Securities Exchange Act of 1934. The Company has delivered to the Depositary, the Custodian and any Transfer Office, a copy of all provisions of or governing the Shares and any other Deposited Securities issued by the Company or any affiliate of the Company and, promptly upon any change thereto, the Company shall deliver to the Depositary, the Custodian and any Transfer Office, a copy (in English or with an English translation) of such provisions as so changed. The Depositary and its agents may rely upon the Company's delivery of all such communications, information and provisions for all purposes of this Deposit Agreement and the Depositary shall have no liability for the accuracy or completeness of any thereof.

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13. Additional Shares. The Company agrees with the Depositary that neither the Company nor any company controlling, controlled by or under common control with the Company shall issue additional Shares, rights to subscribe for Shares, securities convertible into or exchangeable for Shares or rights to subscribe for any such securities or shall deposit any Shares under this Deposit Agreement, except under circumstances complying in all respects with the Securities Act of 1933. At the reasonable request of the Depositary where it deems necessary, the Company will furnish the Depositary with legal opinions, in forms and from counsels reasonably acceptable to the Depositary, dealing with such issues requested by the Depositary. The Depositary will not knowingly accept for deposit hereunder any Shares required to be registered under the Securities Act of 1933 unless a registration statement is in effect and will use reasonable efforts to comply with written instructions of the Company not to accept for deposit hereunder any Shares identified in such instructions at such times and under such circumstances as may reasonably be specified in such instructions in order to facilitate the Company's compliance with the requirements of the laws, rules and regulations of the United States, including, but not limited to, the Securities Act of 1933 and the rules and regulations promulgated thereunder. Nothing in this Deposit Agreement shall create any obligation on the part of the Company or the Depositary to file a registration statement in respect of any such securities or rights or to endeavor to have such a registration statement declared effective.

14. Indemnification.

The Company shall indemnify, defend and save harmless each of the Depositary, the Custodian and their respective directors, officers, employees, agents and affiliates against any loss, liability or expense (including reasonable fees and expenses of counsel) which may arise out of acts performed or omitted, in connection with the provisions of this Deposit Agreement and of the ADRs, as the same may be amended, modified or supplemented from time to time in accordance herewith (i) by either the Depositary or a Custodian or their respective directors, officers, employees, agents and affiliates, except for any liability or expense directly arising out of the negligence or willful misconduct of the Depositary or its directors, officers or affiliates acting in their capacities as such hereunder, or (ii) by the Company or any of its directors, officers, employees, agents and affiliates.

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The indemnities set forth in the preceding paragraph shall also apply to any liability or expense which may arise out of any misstatement or alleged misstatement or omission or alleged omission in any registration statement, proxy statement, prospectus (or placement memorandum), or preliminary prospectus (or preliminary placement memorandum) relating to the offer, issuance, withdrawal or sale of ADSs or the deposit of Shares in connection therewith, except to the extent any such liability or expense arises out of (i) information relating to the Depositary or its agents (other than the Company), as applicable, furnished in writing by the Depositary and not changed or altered by the Company expressly for use in any of the foregoing documents or (ii) if such information is provided, the failure to state a material fact necessary to make the information provided not misleading.

The Depositary shall indemnify, defend and save harmless the Company against any loss, liability or expense (including reasonable fees and expenses of counsel) incurred by the Company in respect of the Deposit Agreement to the extent such loss, liability or expense is due to the negligence or bad faith of the Depositary.

Notwithstanding any other provision of this Deposit Agreement or the ADRs to the contrary, neither the Company nor the Depositary, nor any of their agents shall be liable to the other for any indirect, special, punitive or consequential damages (including, without limitation, lost profits but excluding legal fees and expenses) (collectively, "Special Damages") of any form incurred by any of them or any other person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought; provided, however, that to the extent Special Damages arise from or out of a claim brought by a third party, Holder(s) or beneficial owners of interests in ADSs against the Depositary or any of its agents acting under the Deposit Agreement, the Depositary and its agents shall be entitled to full indemnification from the Company for all such Special Damages, unless such Special Damages are found to have been a direct result of the gross negligence or willful misconduct of the Depositary.

Any person seeking indemnification hereunder (an "indemnified person") shall notify the person from whom it is seeking indemnification (the "indemnifying person") of the commencement of any indemnifiable action or claim promptly after such indemnified person becomes aware of such commencement (provided that the failure to make such notification shall not affect such indemnified person's rights except and only to the limited extent the indemnifying person is materially prejudiced by such failure) and shall consult in good faith with the indemnifying person as to the conduct of the defense of such action or claim, which shall be reasonable in the circumstances. No indemnified person shall compromise or settle any indemnifiable action or claim without the prior written consent of the indemnifying person (which consent shall not be unreasonably (from the point of view of the person seeking indemnification)) withheld or delayed unless (i) there is no finding or admission of any violation of law and no effect on any other claims that may be made against such indemnifying person and (ii) the sole relief provided is monetary damages that are paid in full by the indemnified person (without indemnification hereunder by the indemnifying person) seeking such compromise or settlement.

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The obligations set forth in this Section 14 shall survive the termination of this Deposit Agreement and the succession or substitution of any indemnified person.

15. Notices. Notice to any Holder shall be deemed given when first mailed, first class postage prepaid, to the address of such Holder on the ADR Register or received by such Holder. Failure to notify a Holder or any defect in the notification to a Holder shall not affect the sufficiency of notification to other Holders or to the Beneficial Owners of ADSs evidenced by ADRs held by such other Holders. The Depositary's only notification obligations under this Deposit Agreement and the ADRs shall be to Holders. Notice to a Holder shall be deemed, for all purposes of the Deposit Agreement and the ADRs, to constitute notice to any and all Beneficial Owners of the ADSs evidenced by such Holder’s ADRs. Notice to the Depositary or the Company shall be deemed given when first received by it at the address or facsimile transmission number set forth in (a) or (b), respectively, or at such other address or facsimile transmission number as either may specify to the other by written notice:

(a)	JPMorgan Chase Bank, N.A.

383 Madison Avenue, Floor 11

New York, New York, 10179

Attention: Depositary Receipts Group

Fax: (302) 220-4591

(b)	Companhia Siderúrgica Nacional

Avenida Brigadeiro Faria Lima, No. 3,400, 19th

and 20th floors

São Paulo, SP 04538-123

Brasil

Attention: Investor Relations Officer

Fax: (55 11) 3049-7515

16. Miscellaneous. This Deposit Agreement is for the exclusive benefit of the Company, the Depositary, the Holders, the Beneficial Owners and their respective successors hereunder, and, except to the extent specifically set forth in Section 14 of this Deposit Agreement, shall not give any legal or equitable right, remedy or claim whatsoever to any other person. The Holders and Beneficial Owners from time to time shall be parties to this Deposit Agreement and shall be bound by all of the provisions hereof. If any such provision is invalid, illegal or unenforceable in any respect, the remaining provisions shall in no way be affected thereby. A Beneficial Owner shall only be able to exercise any right or receive any benefit hereunder solely through the Holder of the ADR(s) evidencing the ADSs owned by such Beneficial Owner. The Deposit Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one instrument. Delivery of an executed signature page of this Deposit Agreement by facsimile or other electronic transmission (including “.pdf”, “.tif” or similar format) shall be effective as delivery of a manually executed counterpart hereof.

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17. Governing Law; Consent to Jurisdiction.

(a) This Deposit Agreement, the ADSs and the ADRs shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to the application of the conflict of law principles thereof.

(b) By the Company. The Company irrevocably agrees that any legal suit, action or proceeding against the Company brought by the Depositary or any Holder or Beneficial Owner arising out of or based upon this Deposit Agreement, the ADSs or the ADRs or the transactions contemplated hereby or thereby, may be instituted in any state or federal court in New York, New York, and irrevocably waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. The Company also irrevocably agrees that any legal suit, action or proceeding against the Depositary brought by the Company, arising out of or based upon this Deposit Agreement, the ADSs, the ADRs or the transactions contemplated herein, therein or hereby, may only be instituted in a state or federal court in New York, New York.

(c) By Holders and Beneficial Owners. By holding an ADS or an interest therein, Holders and Beneficial Owners each irrevocably agree that any legal suit, action or proceeding against or involving the Company or the Depositary, arising out of or based upon this Deposit Agreement, the ADSs, the ADRs or the transactions contemplated herein, therein or hereby, may only be instituted in a state or federal court in New York, New York, and by holding an ADS or an interest therein each irrevocably waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

(d) Notwithstanding the foregoing, any suit, action or proceeding against the Company based on this Deposit Agreement, the ADSs or the ADRs or the transactions contemplated hereby or thereby, may be instituted by the Depositary in any competent court in the Federative Republic of Brazil and/or the United States.

18. Agent for Service.

(a) Appointment. The Company has appointed Cogency Global Inc., 122 East 42nd Street, 18th Floor, New York, NY 10168, as its authorized agent (the "Authorized Agent") upon which process may be served in any such suit, action or proceeding arising out of or based on this Deposit Agreement, the ADSs, the ADRs or the transactions contemplated herein, therein or hereby, which may be instituted in any state or federal court in New York, New York by the Depositary or any Holder, and waives any other requirements of or objections to personal jurisdiction with respect thereto. Subject to the Company’s rights to replace the Authorized Agent with another entity in the manner required were the Authorized Agent to have resigned, such appointment shall be irrevocable.

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(b) Agent for Service of Process. The Company represents and warrants that the Authorized Agent has agreed to act as said agent for service of process, and the Company agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. The Company further hereby irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents in any suit, action or proceeding against the Company, by service by mail of a copy thereof upon the Authorized Agent (whether or not the appointment of such Authorized Agent shall for any reason prove to be ineffective or such Authorized Agent shall fail to accept or acknowledge such service), with a copy mailed to the Company by registered or certified air mail, postage prepaid, to its address provided in Section 15(b) hereof. The Company agrees that the failure of the Authorized Agent to give any notice of such service to it shall not impair or affect in any way the validity of such service or any judgment rendered in any suit, action or proceeding based thereon. If, for any reason, the Authorized Agent named above or its successor shall no longer serve as agent of the Company to receive service of process, summons, notices and documents in New York, the Company shall promptly appoint a successor that is a legal entity with offices in New York, New York, so as to serve as its authorized agent and will promptly advise the Depositary thereof.

(c) Waiver of Personal Service of Process. In the event the Company fails to continue such designation and appointment in full force and effect, the Company hereby waives personal service of process upon it and consents that any such service of process may be made by certified or registered mail, return receipt requested, directed to the Company at its address last specified for notices hereunder, and service so made shall be deemed completed five (5) days after the same shall have been so mailed.

19. Waiver of Immunities. To the extent that the Company or any of its properties, assets or revenues may have or may hereafter be entitled to, or have attributed to it, any right of immunity, on the grounds of sovereignty or otherwise, from any legal action, suit or proceeding, from the giving of any relief in any respect thereof, from setoff or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution or judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceedings may at any time be commenced, with respect to its obligations, liabilities or other matters under or arising out of or in connection with the Shares or Deposited Securities, the ADSs, the ADRs or this Deposit Agreement, the Company, to the fullest extent permitted by law, hereby irrevocably and unconditionally waives, and agrees not to plead or claim, any such immunity and consents to such relief and enforcement.

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20. Waiver of Jury Trial. EACH PARTY TO THIS DEPOSIT AGREEMENT (INCLUDING, FOR AVOIDANCE OF DOUBT, EACH HOLDER AND BENEFICIAL OWNER OF, AND/OR HOLDER OF INTERESTS IN, ADSS OR ADRS) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING AGAINST THE DEPOSITARY AND/OR THE COMPANY DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE SHARES OR OTHER DEPOSITED SECURITIES, THE ADSs OR THE ADRs, THIS DEPOSIT AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREIN OR THEREIN, OR THE BREACH HEREOF OR THEREOF (WHETHER BASED ON CONTRACT, TORT, COMMON LAW OR ANY OTHER THEORY). No provision of this Deposit Agreement or any ADR is intended to constitute a waiver or limitation of any rights which Holders or Beneficial Owners may have under the Securities Act of 1933 or the Securities Exchange Act of 1934, to the extent applicable.

21. Amendment and Restatement of Prior Deposit Agreement. This Deposit Agreement amends and restates the Prior Deposit Agreement in its entirety to consist exclusively of this Deposit Agreement, and each Prior Receipt is hereby deemed amended and restated to substantially conform to the form of ADR set forth in Exhibit A annexed hereto, except that, to the extent any portion of such amendment and restatement impose or increase any fees or charges different from those set forth herein (other than charges in connection with foreign exchange control regulations, and taxes and other governmental charges, delivery and other such expenses), or otherwise materially prejudice any substantial existing right of Holders of Prior Receipts or Beneficial Owners of ADSs evidenced by such Prior Receipts, such portion shall not become effective as to such Holders or Beneficial Owners with respect to such Prior Receipts until 30 days after such Holders shall have received notice thereof, such notice to be conclusively deemed given upon the mailing to such Holders of notice of such amendment and restatement which notice contains a provision whereby such Holders can receive a copy of the form of ADR.

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IN WITNESS WHEREOF, COMPANHIA SIDERÚRGICA NACIONAL and JPMORGAN CHASE BANK, N.A. have duly executed this Deposit Agreement as of the day and year first above set forth and all Holders and Beneficial Owners shall become parties hereto upon acceptance by them of ADRs issued in accordance with the terms hereof, or upon acquisition of any beneficial interest therein.

COMPANHIA SIDERÚRGICA NACIONAL By:_____________________________ Name: Title JPMORGAN CHASE BANK, N.A. By:_____________________________ Name: Title: Executive Director

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EXHIBIT A

ANNEXED TO AND INCORPORATED IN

DEPOSIT AGREEMENT

[FORM OF FACE OF ADR]

______	No. of ADSs:
Number

Each ADS represents 1 Share

CUSIP:

THE SHARES REPRESENTED HEREBY HAVE LIMITED VOTING RIGHTS. SEE PARAGRAPH (12) HEREOF.

AMERICAN DEPOSITARY RECEIPT

evidencing

AMERICAN DEPOSITARY SHARES

representing

COMMON SHARES

of

COMPANHIA SIDERÚRGICA NACIONAL

(Incorporated under the

laws of the Federative Republic of Brazil)

JPMORGAN CHASE BANK, N.A., a national banking association organized under the laws of the United States, as depositary hereunder (the "Depositary"), hereby certifies that ________ is the registered owner (a "Holder") of ____ American Depositary Shares ("ADSs"), each (subject to paragraph (13)) representing one common share, with no par value (including the rights to receive Shares described in paragraph (1), "Shares" and, together with any other securities, cash or property from time to time held by the Depositary in respect or in lieu of deposited Shares, the "Deposited Securities"), of Companhia Siderúrgica Nacional (the "Company"), a corporation organized under the laws of the Federative Republic of Brazil, deposited under the Further Amended and Restated Deposit Agreement dated as of __________, 2020 (as amended from time to time, the "Deposit Agreement") among the Company, the Depositary and all Holders and Beneficial Owners from time to time of American Depositary Receipts issued thereunder ("ADRs"), each of whom by accepting an ADR becomes a party thereto and to be bound by all of the terms and conditions thereof and hereof. The Deposit Agreement and this ADR (which includes the provisions set forth on the reverse hereof) shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to the application of the conflict of law principles thereof. All capitalized terms used herein, and not defined herein, shall have the meanings ascribed to such terms in the Deposit Agreement. The terms and conditions of the Deposit Agreement are hereby incorporated by reference.

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(1)       Issuance of ADSs. This ADR is one of the ADRs issued under the Deposit Agreement. Subject to the other provisions hereof, the Depositary may so issue ADRs for delivery at the Transfer Office (defined in paragraph (3)) only against deposit with the Custodian of: (a) Shares in a form satisfactory to the Custodian; or (b) rights to receive Shares from the Company or any registrar, transfer agent, clearing agent or other entity recording Share ownership or transactions. Every person depositing Shares under the Deposit Agreement represents and warrants that (a)such Shares and the certificates therefor are duly authorized, validly issued and outstanding, fully paid, nonassessable and legally obtained by such person (b) all pre-emptive and comparable rights, if any, with respect to such Shares have been validly waived or exercised, (c) the person making such deposit is duly authorized so to do, (d) the Shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim and (e) such Shares (A) are not "restricted securities" as such term is defined in Rule 144 under the Securities Act of 1933 ("Restricted Securities") unless at the time of deposit the requirements of paragraphs (c), (e), (f) and (h) of Rule 144 shall not apply and such Shares may be freely transferred and may otherwise be offered and sold freely in the United States or (B) have been registered under the Securities Act of 1933. To the extent the person depositing Shares is an "affiliate" of the Company as such term is defined in Rule 144, the person also represents and warrants that upon the sale of the ADSs, all of the provisions of Rule 144 which enable the Shares to be freely sold (in the form of ADSs) will be fully complied with and, as a result thereof, all of the ADSs issued in respect of such Shares will not be on the sale thereof, Restricted Securities. Such representations and warranties shall survive the deposit and withdrawal of Shares and the issuance and cancellation of ADSs in respect thereof and the transfer of such ADSs. The Depositary will not knowingly accept for deposit under the Deposit Agreement any Shares required to be registered under the Securities Act of 1933 and not so registered. The Depositary may refuse to accept for such deposit any Shares identified by the Company in order to facilitate compliance with the requirements of the laws, rules and regulations of the United States, including, but not limited to, the Securities Act of 1933 and the rules and regulations promulgated thereunder.

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(2)       Withdrawal of Deposited Securities. Holders and Beneficial Owners be entitled to withdraw the Deposited Securities at any time subject only to (i) temporary delays caused by closing the transfer books of the Depositary or the Company or the deposit of Shares in connection with voting at a shareholders' meeting, or the payment of dividends, (ii) the payment of fees, taxes and similar charges, and (iii) compliance with any laws or governmental regulations relating to the ADRs or the withdrawal of Deposited Securities. Upon surrender of (i) a certificated ADR in a form satisfactory to the Depositary at the Transfer Office or (ii) proper instructions and documentation in the case of a Direct Registration ADR, and upon payment of any fees, expenses, taxes or governmental charges as provided in the Deposit Agreement, subject to the terms of the Deposit Agreement and paragraphs (4) and (5) hereof, upon surrender of this ADR in form satisfactory to the Depositary at the Transfer Office, the Holder hereof is entitled to delivery at, or to the extent in dematerialized form from, the Custodian's office of the Deposited Securities at the time represented by the ADSs evidenced by this ADR. In connection with any surrender of an ADR for withdrawal and the delivery of the Deposited Securities represented by the ADSs evidenced thereby, the Depositary may require proper endorsement in blank of such ADR (or duly executed instruments of transfer thereof in blank) and the Holder's written order (a "Withdrawal Order") directing the Depositary to cause the Deposited Securities represented by the ADSs evidenced by such ADR to be withdrawn and delivered to, or upon the written order of, any person designated in such order. Directions from the Depositary to the Custodian to deliver Deposited Securities shall be given by letter, first class airmail postage prepaid, or, at the request, risk and expense of the Holder, by SWIFT, cable, telex or facsimile transmission. At the request, risk and expense of the Holder hereof, the Depositary may deliver such Deposited Securities at such other place as may have been requested by the Holder, subject to applicable laws in Brazil. Delivery of Deposited Securities may be made by the delivery of certificates (which, if required by law shall be properly endorsed or accompanied by properly executed instruments of transfer or, if such certificates may be registered, registered in the name of such Holder or as ordered by such Holder in any Withdrawal Order) or by such other means as the Depositary may deem practicable, including, without limitation, by transfer of record ownership thereof to an account designated in the Withdrawal Order maintained either by the Company or an accredited intermediary, such as a bank, acting as a registrar for the Deposited Securities. Notwithstanding any other provision of the Deposit Agreement or this ADR, the withdrawal of Deposited Securities may be restricted only for the reasons set forth in General Instruction I.A.(1) of Form F-6 (as such instructions may be amended from time to time) under the Securities Act of 1933.

(3)       Transfers of ADRs. The Depositary or its agent will keep, at a designated transfer office (the "Transfer Office"), (a) a register (the "ADR Register") for the registration, registration of transfer, combination and split-up of ADRs, and, in the case of Direct Registration ADRs, shall include the Direct Registration System, which at all reasonable times will be open for inspection by Holders and the Company for the purpose of communicating with Holders in the interest of the business of the Company or a matter relating to the Deposit Agreement and (b) facilities for the delivery and receipt of ADRs. Title to this ADR (and to the Deposited Securities represented by the ADSs evidenced hereby), when properly endorsed (in the case of ADRs in certificated form) or upon delivery to the Depositary of proper instruments of transfer, is transferable by delivery with the same effect as in the case of negotiable instruments under the laws of the State of New York; provided that the Depositary, notwithstanding any notice to the contrary, may treat the person in whose name this ADR is registered on the ADR Register as the absolute owner hereof for all purposes and neither the Depositary nor the Company will have any obligation or be subject to any liability under the Deposit Agreement or any ADR to any Beneficial Owner, unless such Beneficial Owner is the Holder hereof. Subject to paragraphs (4) and (5), this ADR is transferable on the ADR Register and may be split into other ADRs or combined with other ADRs into one ADR, evidencing the aggregate number of ADSs surrendered for split-up or combination, by the Holder hereof or by duly authorized attorney upon surrender of this ADR at the Transfer Office properly endorsed (in the case of ADRs in certificated form) or upon delivery to the Depositary of proper instruments of transfer and duly stamped as may be required by applicable law; provided that the Depositary may close the ADR Register at any time or from time to time when deemed expedient by it and it may also close the issuance book portion of the ADR Register when reasonably requested by the Company solely in order to enable the Company to comply with applicable law or regulations of the CVM. At the request of a Holder, the Depositary shall, for the purpose of substituting a certificated ADR with a Direct Registration ADR, or vice versa, execute and deliver a certificated ADR or a Direct Registration ADR, as the case may be, for any authorized number of ADSs requested, evidencing the same aggregate number of ADSs as those evidenced by the certificated ADR or Direct Registration ADR, as the case may be, substituted.

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(4)       Certain Limitations. Prior to the issue, registration, registration of transfer, split-up or combination of any ADR, the delivery of any distribution in respect thereof, or, subject to the first sentence of paragraph (2), the withdrawal of any Deposited Securities, and from time to time in the case of clause (b)(ii) of this paragraph (4), the Company, the Depositary or the Custodian may require: (a) payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of Shares or other Deposited Securities upon any applicable register and (iii) any applicable charges as provided in paragraph (7) of this ADR; (b) the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial or other ownership of any securities, compliance with applicable law, regulations, provisions of or governing Deposited Securities and terms of the Deposit Agreement and this ADR, as it may deem necessary or proper; and (c) compliance with such regulations as the Depositary may establish consistent with the Deposit Agreement and any regulations which the Depositary is informed of in writing by the Company which are required by the Depositary, the Company or the Custodian to facilitate compliance with any applicable rules or regulations of the Central Bank or CVM. The issuance of ADRs, the acceptance of deposits of Shares, the registration, registration of transfer, split-up or combination of ADRs or, subject to the first sentence of paragraph (2), the withdrawal of Deposited Securities may be suspended, generally or in particular instances, when the ADR Register or any register for Deposited Securities is closed or when any such action is deemed advisable by the Depositary.

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(5)       Taxes; Withholding. If any tax or other governmental charges (including any penalties and/or interest) shall become payable by or on behalf of the Custodian or the Depositary with respect to this ADR, any Deposited Securities represented by the ADSs evidenced hereby or any distribution thereon, such tax or other governmental charge shall be paid by the Holder hereof to the Depositary and by holding or having held this ADR or any ADSs evidenced hereby, the Holder and all Beneficial Owners hereof and thereof, and all prior Holders and Beneficial Owners hereof and thereof, jointly and severally, agree to indemnify, defend and save harmless each of the Depositary and its agents in respect of such tax or other governmental charge. Each Holder of this ADR and Beneficial Owner of the ADSs evidenced hereby, and each prior Holder and Beneficial Owner hereof and thereof (collectively, the “Tax Indemnitors”), by holding or having held an ADR or an interest in ADSs, acknowledges and agrees that the Depositary shall have the right to seek payment of amounts owing with respect to this ADR under this paragraph (5) from any one or more Tax Indemnitor(s) as determined by the Depositary in its sole discretion, without any obligation to seek payment from any other Tax Indemnitor(s). The Depositary may refuse to effect any registration, registration of transfer, split-up or combination hereof or, subject to the first sentence of paragraph (2), any withdrawal of such Deposited Securities until such payment is made. The Depositary may also deduct from any distributions on or in respect of Deposited Securities, or may sell by public or private sale for the account of the Holder hereof any part or all of such Deposited Securities, and may apply such deduction or the proceeds of any such sale in payment of such tax or other governmental charge, the Holder hereof remaining liable for any deficiency, and, if appropriate, shall reduce the number of ADSs evidenced hereby to reflect any such sales of Shares and shall distribute the net proceeds of any such sale or the balance of any such property after deduction of such tax or other governmental charge to the Holder hereof. In connection with any distribution to Holders, the Company will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the Company; and the Depositary and the Custodian will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the Depositary or the Custodian. The Depositary will forward to the Company such information from its records as the Company may reasonably request to enable the Company to file any necessary reports with governmental authorities or agencies, and either the Company or the Depositary may file any such reports necessary to obtain benefits under any applicable tax treaties for Holders. The Depositary shall cooperate with the Company in the Company's efforts to make and maintain arrangements enabling Holders to receive any tax credits or other benefits (pursuant to treaty or otherwise) relating to dividend payments on the ADSs, and the Depositary shall, to the extent reasonably practicable, provide the Company with such documents as the Company may reasonably request to maintain such arrangements. If the Depositary determines that any distribution in property other than cash (including Shares or rights) on Deposited Securities is subject to any tax that the Depositary or the Custodian is obligated to withhold, the Depositary may dispose of all or a portion of such property in such amounts and in such manner as the Depositary deems necessary and practicable to pay such taxes, by public or private sale, and the Depositary shall distribute the net proceeds of any such sale or the balance of any such property after deduction of such taxes to the Holders entitled thereto. Each Holder and Beneficial Owner agrees to indemnify the Depositary, the Company, the Custodian and any of their respective officers, directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained. The obligations of Holders and Beneficial Owners under this paragraph (5) shall survive any transfer of ADSs, any surrender of ADSs and withdrawal of Deposited Securities and any termination of the Deposit Agreement.

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(6)       Disclosure of Interests. To the extent that the provisions of or governing any Deposited Securities may require disclosure of or impose limits on beneficial or other ownership of, or interests in, Deposited Securities, other Shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, Holders and Beneficial Owners agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable Company instructions in respect thereof. The Company reserves the right to instruct Holders (and through any such Holder, the Beneficial Owners of ADSs evidenced by the ADRs registered in such Holder's name) to deliver their ADSs for cancellation and withdrawal of the Deposited Securities so as to permit the Company to deal directly with the Holder and/or Beneficial Owner thereof as a holder of Shares and Holders and Beneficial Owners agree to comply with such instructions. The Depositary agrees to cooperate with the Company in its efforts to inform Holders of the Company's exercise of its rights under this paragraph and agrees to consult with, and provide reasonable assistance without risk, liability or expense on the part of the Depositary, to the Company on the manner or manners in which it may enforce such rights with respect to any Holder.

(7)       Charges of Depositary.

(a) Rights of the Depositary. The Depositary may charge, and collect from, (i) each person to whom ADSs are issued, including, without limitation, issuances against deposits of Shares, issuances in respect of Share Distributions, Rights and Other Distributions (as such terms are defined in paragraph (10)), issuances pursuant to a stock dividend or stock split declared by the Company, or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or the Deposited Securities, and (ii) each person surrendering ADSs for withdrawal of Deposited Securities or whose ADSs are cancelled or reduced for any other reason U.S.$5.00 for each 100 ADSs (or portion thereof) issued, delivered, reduced, cancelled, surrendered, or upon which a Share Distribution or elective distribution is made or offered (as the case may be) plus any additional fees charged by any governmental authorities or other institutions such as the Companhia Brasileira de Liquidação e Custódia (the Brazilian Clearing and Depository Corporation) or the B3 – Brasil, Bolsa, Balcão, the stock exchange on which the Shares are registered for trading.). The Depositary may sell (by public or private sale) sufficient securities and property received in respect of Share Distributions, Rights and Other Distributions prior to such deposit to pay such charge.

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(b) Additional charges by the Depositary. The following additional charges shall also be incurred by the Holders, the Beneficial Owners, by any party depositing or withdrawing Shares or by any party surrendering ADSs and/or to whom ADSs are issued (including, without limitation, issuances pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the ADSs or the Deposited Securities or a distribution of ADSs pursuant to paragraph (10) whichever is applicable:

(i)	a fee of U.S.$0.05 or less per ADS held (i) upon which any Cash distribution is made pursuant to the Deposit Agreement or (ii) in the case of an elective cash/stock dividend, upon which a Cash distribution or an issuance of additional ADSs is made as a result of such elective dividend,

(ii)	a fee for the distribution or sale of securities pursuant to paragraph (10) hereof, such fee being in an amount equal to the fee for the execution and delivery of ADSs referred to above which would have been charged as a result of the deposit of such securities (for purposes of this paragraph (7) treating all such securities as if they were Shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the Depositary to Holders entitled thereto,

(iii)	an aggregate fee of U.S.$0.05 or less per ADS per calendar year (or portion thereof) for services performed by the Depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against Holders as of the record date or record dates set by the Depositary during each calendar year and shall be payable at the sole discretion of the Depositary by billing such Holders or by deducting such charge from one or more cash dividends or other cash distributions), and

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(iv)	a fee for the reimbursement of such fees, charges and expenses as are incurred by the Depositary and/or any of its agents (including, without limitation, the Custodian and expenses incurred on behalf of Holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the servicing of the Shares or other Deposited Securities, the sale of securities (including, without limitation, Deposited Securities), the delivery of Deposited Securities or otherwise in connection with the Depositary's or its Custodian's compliance with applicable law, rule or regulation (which fees and charges shall be assessed on a proportionate basis against Holders as of the record date or dates set by the Depositary and shall be payable at the sole discretion of the Depositary by billing such Holders or by deducting such charge from one or more cash dividends or other cash distributions).

(c) Other Obligations and Charges. The Company will pay all other charges and expenses of the Depositary and any agent of the Depositary (except the Custodian) pursuant to agreements from time to time between the Company and the Depositary, except:

(i)	stock transfer or other taxes and other governmental charges (which are payable by Holders or persons depositing Shares);

(ii)	SWIFT, cable, telex and facsimile transmission and delivery charges incurred at the request of persons depositing, or Holders delivering Shares, ADRs or Deposited Securities (which are payable by such persons or Holders); and

(iii)	transfer or registration fees for the registration or transfer of Deposited Securities on any applicable register in connection with the deposit or withdrawal of Deposited Securities (which are payable by persons depositing Shares or Holders withdrawing Deposited Securities).

(d) Foreign Exchange Related Matters. To facilitate the administration of various depositary receipt transactions, including disbursement of dividends or other cash distributions and other corporate actions, the Depositary may engage the foreign exchange desk within JPMorgan Chase Bank, N.A. (the “Bank”) and/or its affiliates in order to enter into spot foreign exchange transactions to convert foreign currency into U.S. dollars (“FX Transactions”). For certain currencies, FX Transactions are entered into with the Bank or an affiliate, as the case may be, acting in a principal capacity. For other currencies, FX Transactions are routed directly to and managed by an unaffiliated local custodian (or other third party local liquidity provider), and neither the Bank nor any of its affiliates is a party to such FX Transactions.

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The foreign exchange rate applied to an FX Transaction will be either (a) a published benchmark rate, or (b) a rate determined by a third party local liquidity provider, in each case plus or minus a spread, as applicable. The Depositary will disclose which foreign exchange rate and spread, if any, apply to such currency on the “Disclosure” page (or successor page) of www.adr.com (as updated by the Depositary from time to time, “ADR.com”). Such applicable foreign exchange rate and spread may (and neither the Depositary, the Bank nor any of their affiliates is under any obligation to ensure that such rate does not) differ from rates and spreads at which comparable transactions are entered into with other customers or the range of foreign exchange rates and spreads at which the Bank or any of its affiliates enters into foreign exchange transactions in the relevant currency pair on the date of the FX Transaction. Additionally, the timing of execution of an FX Transaction varies according to local market dynamics, which may include regulatory requirements, market hours and liquidity in the foreign exchange market or other factors. Furthermore, the Bank and its affiliates may manage the associated risks of their position in the market in a manner they deem appropriate without regard to the impact of such activities on the Company, the Depositary, Holders or Beneficial Owners. The spread applied does not reflect any gains or losses that may be earned or incurred by the Bank and its affiliates as a result of risk management or other hedging related activity.

Notwithstanding the foregoing, to the extent the Company provides U.S. dollars to the Depositary, neither the Bank nor any of its affiliates will execute an FX Transaction as set forth herein. In such case, the Depositary will distribute the U.S. dollars received from the Company.

Further details relating to the applicable foreign exchange rate, the applicable spread and the execution of FX Transactions will be provided by the Depositary on ADR.com. The Company, Holders and Beneficial Owners each acknowledge and agree that the terms applicable to FX Transactions disclosed from time to time on ADR.com will apply to any FX Transaction executed pursuant to the Deposit Agreement.

(e) Disclosure of Potential Depositary Payments. The Depositary anticipates reimbursing the Company for certain expenses incurred by the Company that are related to the establishment and maintenance of the ADR program upon such terms and conditions as the Company and the Depositary may agree from time to time.  The Depositary may make available to the Company a set amount or a portion of the Depositary fees charged in respect of the ADR program or otherwise upon such terms and conditions as the Company and the Depositary may agree from time to time.

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(f) The right of the Depositary to charge and receive payment of fees, charges and expenses as provided above shall survive the termination of the Deposit Agreement. As to any Depositary, upon the resignation or removal of such Depositary, such right shall extend for those fees, charges and expenses incurred prior to the effectiveness of such resignation or removal.

(8)       Available Information. The Deposit Agreement, the provisions of or governing Deposited Securities and any written communications from the Company, which are both received by the Custodian or its nominee as a holder of Deposited Securities and made generally available to the holders of Deposited Securities, are available for inspection by Holders at the offices of the Depositary and the Custodian and at the Transfer Office. At the written request of the Company, the Depositary will distribute copies of such communications (or English translations or summaries thereof) to Holders when furnished by the Company. Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934 applicable to foreign issuers and accordingly files certain reports with the Commission. Such reports and other information may be inspected and copied through the Commission’s EDGAR system or at public reference facilities maintained by the Commission located at the date hereof at 100 F Street, N.E., Washington, D.C. 20549.

(9)       Execution. This ADR shall not be valid for any purpose unless executed by the Depositary by the manual or facsimile signature of a duly authorized officer of the Depositary.

Dated:

JPMORGAN CHASE BANK, N.A., as Depositary By .................................................. Authorized Officer

The Depositary's office is located at 383 Madison Avenue, Floor 11, New York, New York 10179.

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[FORM OF REVERSE OF ADR]

(10)       Distributions on Deposited Securities. Subject to paragraphs (4) and (5) and any restrictions imposed by Brazilian law, regulation or applicable permit), to the extent practicable, the Depositary will distribute to each Holder entitled thereto on the record date set by the Depositary therefor at such Holder's address shown on the ADR Register, in proportion to the number of Deposited Securities (on which the following distributions on Deposited Securities are received by the Custodian) represented by ADSs evidenced by such Holder's ADRs: (a) Cash. Any U.S. dollars available to the Depositary resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof authorized in this paragraph (10) ("Cash"), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain Holders, and (iii) deduction of the Depositary's and/or its agents' fees and expenses in (1) converting any foreign currency to U.S. dollars by sale or in such other manner as the Depositary may determine to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the Depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If the Company shall have advised the Depositary pursuant to the provisions of the Deposit Agreement that any such conversion, transfer or distribution can be effected only with the approval or license of the Brazilian government or any agency thereof or the Depositary shall become aware of any other governmental approval or license required therefor, the Depositary may, in its discretion, apply for such approval or license, if any, as the Company or its Brazilian counsel may reasonably instruct in writing or as the Depositary may deem desirable including, without limitation, Central Bank registration. (b) Shares. (i) Additional ADRs evidencing whole ADSs representing any Shares available to the Depositary resulting from a dividend or free distribution on Deposited Securities consisting of Shares (a "Share Distribution") and (ii) U.S. dollars available to it resulting from the net proceeds of sales of Shares received in a Share Distribution, which Shares would give rise to fractional ADSs if additional ADRs were issued therefor, as in the case of Cash. (c) Rights. (i) Warrants or other instruments in the discretion of the Depositary representing rights to acquire additional ADRs in respect of any rights to subscribe for additional Shares or rights of any nature available to the Depositary as a result of a distribution on Deposited Securities ("Rights"), to the extent that the Company timely furnishes to the Depositary evidence satisfactory to the Depositary that the Depositary may lawfully distribute the same (the Company has no obligation to so furnish such evidence), or (ii) to the extent the Company does not so furnish such evidence and sales of Rights are practicable, any U.S. dollars available to the Depositary from the net proceeds of sales of Rights as in the case of Cash, or (iii) to the extent the Company does not so furnish such evidence and such sales cannot practicably be accomplished by reason of the nontransferability of the Rights, limited markets therefor, their short duration or otherwise, nothing (and any Rights may lapse). (d) Other Distributions. (i) Securities or property available to the Depositary resulting from any distribution on Deposited Securities other than Cash, Share Distributions and Rights ("Other Distributions"), by any means that the Depositary may deem equitable and practicable, after consultation with the Company if practicable, or (ii) to the extent the Depositary deems distribution of such securities or property not to be equitable and practicable, any U.S. dollars available to the Depositary from the net proceeds of sales of Other Distributions as in the case of Cash.

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The Depositary reserves the right to utilize a division, branch or affiliate of JPMorgan Chase Bank, N.A. to direct, manage and/or execute any public and/or private sale of securities hereunder. Such division, branch and/or affiliate may charge the Depositary a fee in connection with such sales, which fee is considered an expense of the Depositary contemplated above and/or under paragraph (7) hereof. Any U.S. dollars available will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the Depositary in accordance with its then current practices. All purchases and sales of securities will be handled by the Depositary in accordance with its then current policies, which are currently set forth in the "Depositary Receipt Sale and Purchase of Security" section of https://www.adr.com/Investors/FindOutAboutDRs, the location and contents of which the Depositary shall be solely responsible for.

(11)       Record Dates. The Depositary may, after consultation with the Company if practicable, fix a record date (which, to the extent applicable, shall be as near as practicable to any corresponding record date set by the Company with respect to the Shares) for the determination of the Holders who shall be responsible for the fee assessed by the Depositary for administration of the ADR program and for any expenses provided for in paragraph (7) hereof as well as for the determination of the Holders who shall be entitled to receive any distribution on or in respect of Deposited Securities, to give instructions for the exercise of any voting rights, to receive any notice or to act or be obligated in respect of other matters and only such Holders shall be so entitled or obligated.

(12)       Voting of Deposited Securities. As soon as practicable after receipt of notice of any meeting at which the holders of Shares are entitled to vote, or of solicitation of consents or proxies from holders of Shares or other Deposited Securities, the Depositary shall fix the ADS record date in accordance with paragraph (11) above provided that if the Depositary receives a written request from the Company in a timely manner and at least 30 days prior to the date of such vote or meeting, the Depositary shall, at the Company's expense, distribute to Holders a notice (the “Voting Notice”) stating (i) final information particular to such vote and meeting and any solicitation materials, (ii) that each Holder on the record date set by the Depositary will, subject to any applicable provisions of Brazilian law and the Bylaws, be entitled to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by the ADSs evidenced by such Holder's ADRs and (iii) the manner in which such instructions may be given including instructions to give a discretionary proxy to a person designated by the Company. Each Holder shall be solely responsible for the forwarding of Voting Notices to the Beneficial Owners of ADSs registered in such Holder's name. There is no guarantee that Holders and Beneficial Owners generally or any Holder or Beneficial Owner in particular will receive the notice described above with sufficient time to enable such Holder or Beneficial Owner to return any voting instructions to the Depositary in a timely manner. Following actual receipt by the ADR department responsible for proxies and voting of Holders’ instructions (including, without limitation, instructions of any entity or entities acting on behalf of the nominee for DTC), the Depositary shall, in the manner and on or before the time established by the Depositary for such purpose, endeavor to vote or cause to be voted the Deposited Securities represented by the ADSs evidenced by such Holders’ ADRs in accordance with such instructions insofar as practicable and permitted under the provisions of or governing Deposited Securities. The Depositary will not itself exercise any voting discretion in respect of any Deposited Securities. Notwithstanding anything contained in the Deposit Agreement or any ADR, the Depositary may, to the extent not prohibited by any law, rule, or regulation or by the rules and/or requirements of the stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the Depositary in connection with any meeting of or solicitation of consents or proxies from holders of Deposited Securities, distribute to the Holders a notice that provides Holders with or otherwise publicizes to Holders instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials). Holders are strongly encouraged to forward their voting instructions as soon as possible. Voting instructions will not be deemed received until such time as the ADR department responsible for proxies and voting has received such instructions, notwithstanding that such instructions may have been physically received by JPMorgan Chase Bank, N.A., as Depositary, prior to such time.

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(13)       Changes Affecting Deposited Securities. Subject to paragraphs (4) and (5), the Depositary may, in its discretion, amend this ADR or distribute additional or amended ADRs (with or without calling this ADR for exchange) or cash, securities or property on the record date set by the Depositary therefor to reflect any change in par value, split up, consolidation, cancellation or other reclassification of Deposited Securities, any Share Distribution or Other Distribution not distributed to Holders or any cash, securities or property available to the Depositary in respect of Deposited Securities from (and the Depositary is hereby authorized to surrender any Deposited Securities to any person and, irrespective of whether such Deposited Securities are surrendered or otherwise cancelled by operation of law, rule, regulation or otherwise, to sell by public or private sale any property received in connection with) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all the assets of the Company, and to the extent the Depositary does not so amend this ADR or make a distribution to Holders to reflect any of the foregoing, or the net proceeds thereof, whatever cash, securities or property results from any of the foregoing shall constitute Deposited Securities and each ADS evidenced by this ADR shall automatically represent its pro rata interest in the Deposited Securities as then constituted. Promptly upon the occurrence of any of the aforementioned changes affecting Deposited Securities, the Company shall notify the Depositary in writing of such occurrence and as soon as practicable after receipt of such notice from the Company, may instruct the Depositary to give notice thereof, at the Company's expense, to Holders in accordance with the provisions hereof. Upon receipt of such instruction, the Depositary shall give notice to the Holders in accordance with the terms thereof, as soon as reasonably practicable.

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(14)       Exoneration. The Depositary, the Company, and each of their respective directors, officers, employees, agents and affiliates, and each of them shall: (a) incur no liability to Holders or Beneficial Owners (i) if any present or future law, rule, regulation, fiat, order or decree of the United States, Brazil or any other country or jurisdiction, or of any governmental or regulatory authority or any securities exchange or market or automated quotation system, the provisions of or governing any Deposited Securities, any present or future provision of the Bylaws, any act of God, war, terrorism, nationalization, expropriation, currency restrictions, work stoppage, strike, civil unrest, revolutions, rebellions, explosions, computer failure or circumstance beyond its direct and immediate control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the Deposit Agreement or this ADR provides shall be done or performed by it or them (including, without limitation, voting pursuant to paragraph (12) hereof), or (ii) by reason of any non-performance or delay, caused as aforesaid, in the performance of any act or things which by the terms of the Deposit Agreement it is provided shall or may be done or performed or any exercise or failure to exercise any discretion given it in the Deposit Agreement or this ADR (including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable); (b) not incur or assume any liability to Holders or Beneficial Owners except to perform its obligations to the extent they are specifically set forth in this ADR and the Deposit Agreement without gross negligence or willful misconduct and the Depositary shall not be a fiduciary or have any fiduciary duty to Holders or Beneficial Owners; (c) in the case of the Depositary and its agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or this ADR; (d) in the case of the Company and its agents hereunder be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities, ADSs or this ADR, which in its opinion may involve it in expense or liability, unless indemnity

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satisfactory to it against all expense (including fees and disbursements of counsel) and liability be furnished as often as may be required; and (e) not be liable to Holders or Beneficial Owners for any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Holder, Beneficial Owner or any other person believed by it to be competent to give such advice or information, or in the case of the Depositary only, the Company. The Depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system. The Depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any Custodian that is not a branch or affiliate of JPMorgan Chase Bank, N.A. The Depositary shall not have any liability for the price received in connection with any sale of securities, the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale. Notwithstanding anything to the contrary contained in the Deposit Agreement (including the ADRs), subject to the penultimate sentence of this paragraph (14), the Depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the Custodian except to the extent that any Holder has incurred liability directly as a result of the Custodian having (i) committed fraud or willful misconduct in the provision of custodial services to the Depositary or (ii) failed to use reasonable care in the provision of custodial services to the Depositary as determined in accordance with the standards prevailing in the jurisdiction in which the Custodian is located. The Depositary, its agents and the Company may rely and shall be protected in acting upon any written notice, request, direction, instruction or document believed by them to be genuine and to have been signed, presented or given by the proper party or parties. The Depositary shall be under no obligation to inform Holders or Beneficial Owners about the requirements of the laws, rules or regulations or any changes therein or thereto of any country or jurisdiction or of any governmental or regulatory authority or any securities exchange or market or automated quotation system. The Depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, for the manner in which any such vote is cast, including without limitation any vote cast by a person to whom the Depositary is required to grant a discretionary proxy pursuant to paragraph (12) hereof, or for the effect of any such vote. The Depositary and its agents may own and deal in any class of securities of the Company and its affiliates and in ADRs. The Depositary may rely upon instructions from the Company or its counsel in respect of any approval or license required for any currency conversion, transfer or distribution. Notwithstanding anything to the contrary set forth in the Deposit Agreement or an ADR, the Depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the Deposit Agreement, any Holder or Holders, any ADR or ADRs or otherwise related hereto or thereto to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. None of the Depositary, the Custodian or the Company shall be liable for the failure by any Holder or Beneficial Owner to obtain the benefits of credits or refunds of non-U.S. tax paid against such Holder's or Beneficial Owner's income tax liability. The Depositary is under no obligation to provide the Holders and Beneficial Owners, or any of them, with any information about the tax status of the Company. The Depositary and the Company shall

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not incur any liability for any tax or tax consequences that may be incurred by Holders or Beneficial Owners on account of their ownership or disposition of the ADRs or ADSs. The Depositary shall not incur any liability for the content of any information submitted to it by or on behalf of the Company for distribution to the Holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the Deposited Securities, for the validity or worth of the Deposited Securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the Deposit Agreement or for the failure or timeliness of any notice from the Company. The Depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the Depositary or in connection with any matter arising wholly after the removal or resignation of the Depositary. By holding an ADS or an interest therein, Holders and Beneficial Owners each irrevocably agree that any legal suit, action or proceeding against or involving the Company or the Depositary, arising out of or based upon the Deposit Agreement, the ADSs or the transactions contemplated herein, therein or hereby, may only be instituted in a state or federal court in New York, New York, and by holding an ADS or an interest therein each irrevocably waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Notwithstanding anything herein or in the Deposit Agreement to the contrary, the Depositary and the Custodian(s) may use third party delivery services and providers of information regarding matters such as pricing, proxy voting, corporate actions, class action litigation and other services in connection herewith and the Deposit Agreement, and use local agents to provide extraordinary services such as attendance at annual meetings of issuers of securities. Although the Depositary and the Custodian will use reasonable care (and cause their agents to use reasonable care) in the selection and retention of such third party providers and local agents, they will not be responsible for any errors or omissions made by them in providing the relevant information or services. The Company has agreed to indemnify the Depositary and its agents under certain circumstances and the Depositary has agreed to indemnify the Company against losses incurred by the Company under certain circumstances. Neither the Depositary nor any of its agents shall be liable to Holders or Beneficial Owners for any indirect, special, punitive or consequential damages (including, without limitation, legal fees and expenses) or lost profits, in each case of any form incurred by any person or entity (including, without limitation, Holders and Beneficial Owners), whether or not foreseeable and regardless of the type of action in which such a claim may be brought. No provision of the Deposit Agreement or this ADR is intended to constitute a waiver or limitation of any rights which Holders or Beneficial Owners may have under the Securities Act of 1933 or the Securities Exchange Act of 1934, to the extent applicable.

(15)       Resignation and Removal of Depositary; the Custodian. The Depositary may resign as Depositary by written notice of its election so to do delivered to the Company, such resignation to take effect upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement. The Depositary may at any time be removed by the Company by no less than 60 days' prior written notice of such removal, to become effective upon the later of (i) the 60th day after delivery of the notice to the Depositary and (ii) the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement. The Depositary may appoint substitute or additional Custodians (to the extent multiple Custodians are permitted under law) and the term "Custodian" refers to each Custodian or all Custodians as the context requires; provided, however, that at no time without the proper Brazilian governmental approvals shall the Depositary have more than one Custodian acting for it hereunder.

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(16)       Amendment. Subject to the first sentence of paragraph (2), the ADRs and the Deposit Agreement may be amended by the Company and the Depositary without the consent of the Holders in any respect, provided that any amendment that imposes or increases any fees or charges on a per ADS basis (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, SWIFT, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or that shall otherwise prejudice any substantial existing right of Holders or Beneficial Owners, shall become effective 30 days after notice of such amendment shall have been given to the Holders. Every Holder and Beneficial Owner at the time any amendment to the Deposit Agreement so becomes effective shall be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event shall any amendment impair the right of the Holder of any ADR to surrender such ADR and receive the Deposited Securities represented thereby, except in order to comply with mandatory provisions of applicable law. Any amendments or supplements which (i) are reasonably necessary (as agreed by the Company and the Depositary) in order for (a) the ADSs to be registered on Form F-6 under the Securities Act of 1933 or (b) the ADSs or Shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by Holders, shall be deemed not to prejudice any substantial rights of Holders or Beneficial Owners. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the Deposit Agreement or the form of ADR to ensure compliance therewith, the Company and the Depositary may amend or supplement the Deposit Agreement and the ADR at any time in accordance with such changed laws, rules or regulations. Such amendment or supplement to the Deposit Agreement in such circumstances may become effective before a notice of such amendment or supplement is given to Holders or within any other period of time as required for compliance. Notice of any amendment to the Deposit Agreement or form of ADRs shall not need to describe in detail the specific amendments effectuated thereby, and failure to describe the specific amendments in any such notice shall not render such notice invalid, provided, however, that, in each such case, the notice given to the Holders identifies a means for Holders and Beneficial Owners to retrieve or receive the text of such amendment (i.e., upon retrieval from the Commission's, the Depositary's or the Company's website or upon request from the Depositary).

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(17)       Termination. The Depositary may, and shall at the written direction of the Company, terminate the Deposit Agreement and this ADR by mailing notice of such termination to the Holders at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the Depositary shall have (i) resigned as Depositary hereunder, notice of such termination by the Depositary shall not be provided to Holders unless a successor depositary shall not be operating hereunder within 60 days of the date of such resignation, or (ii) been removed as Depositary hereunder, notice of such termination by the Depositary shall not be provided to Holders unless a successor depositary shall not be operating hereunder on the 60th day after the Company's notice of removal was first provided to the Depositary. Notwithstanding anything to the contrary herein, the Depositary may terminate the Deposit Agreement without notice to the Company, but subject to giving 30 days’ notice to the Holders, under the following circumstances: (i) in the event of the Company’s bankruptcy or insolvency, (ii) if the Shares cease to be listed on an internationally recognized stock exchange, (iii) if the Company effects (or will effect) a redemption of all or substantially all of the Deposited Securities, or a cash or share distribution representing a return of all or substantially all of the value of the Deposited Securities, or (iv) there occurs a merger, consolidation, sale of assets or other transaction as a result of which securities or other property are delivered in exchange for or in lieu of Deposited Securities. After the date so fixed for termination, the Depositary and its agents will perform no further acts under the Deposit Agreement and this ADR, except to receive and hold (or sell) distributions on Deposited Securities and deliver Deposited Securities being withdrawn. As soon as practicable after the expiration of six months from the date so fixed for termination, the Depositary shall use its reasonable efforts to sell the Deposited Securities and shall thereafter (as long as it may lawfully do so) hold in a segregated or unsegregated account the net proceeds of such sales, together with any other cash then held by it under the Deposit Agreement, without liability for interest, in trust for the pro rata benefit of the Holders of ADRs not theretofore surrendered. After making such sale, the Depositary shall be discharged from all obligations in respect of the Deposit Agreement and this ADR, except to account for such net proceeds and other cash. After the date so fixed for termination, the Company shall be discharged from all obligations under the Deposit Agreement except for its obligations to the Depositary and its agents.

(18)       Appointment; Acknowledgements and Agreements. Each Holder and Beneficial Owner, upon acceptance of any ADSs or ADRs (or any interest in any of them) issued in accordance with the terms and conditions of the Deposit Agreement shall be deemed for all purposes to (a) be a party to and bound by the terms of the Deposit Agreement and the applicable ADR(s), (b) appoint the Depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the Deposit Agreement and the applicable ADR(s), to adopt any and all procedures necessary to comply with applicable law and to take such action as the Depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the Deposit Agreement and the applicable ADR(s), the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof, and (c) acknowledge and agree that (i) nothing in the Deposit Agreement or any ADR shall give rise to a partnership or joint venture among the parties thereto nor establish a fiduciary or similar relationship among such parties, (ii) the Depositary, its divisions, branches and affiliates, and their respective agents, may from time to time be in the possession of non-public information about the Company, Holders, Beneficial Owners and/or their respective affiliates, (iii) the Depositary and its divisions, branches and affiliates may at any time have multiple banking relationships with the Company, Holders, Beneficial Owners and/or the affiliates of any of them, (iv) the Depositary and its divisions, branches and affiliates may, from time to time, be engaged in transactions in which parties adverse to the Company or the Holders or Beneficial Owners may have interests, (v) nothing contained in the Deposit Agreement or any ADR(s) shall (A) preclude the Depositary or any of its divisions, branches or affiliates from engaging in such transactions or establishing or maintaining such relationships, or (B) obligate the Depositary or any of its divisions, branches or affiliates to disclose such transactions or relationships or to account for any profit made or payment received in such transactions or relationships, (vi) the Depositary shall not be deemed to have knowledge of any information held by any branch, division or affiliate of the Depositary and (vii) notice to a Holder shall be deemed, for all purposes of the Deposit Agreement and this ADR, to constitute notice to any and all Beneficial Owners of the ADSs evidenced by such Holder’s ADRs. For all purposes under the Deposit Agreement and this ADR, the Holder hereof shall be deemed to have all requisite authority to act on behalf of any and all Beneficial Owners of the ADSs evidenced by this ADR.

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(19)       Waiver. EACH PARTY TO THE DEPOSIT AGREEMENT (INCLUDING, FOR AVOIDANCE OF DOUBT, EACH HOLDER AND BENEFICIAL OWNER OF, AND/OR HOLDER OF INTERESTS IN, ADSS OR ADRS) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING AGAINST THE DEPOSITARY AND/OR THE COMPANY DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE SHARES OR OTHER DEPOSITED SECURITIES, THE ADSs OR THE ADRs, THE DEPOSIT AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREIN OR THEREIN, OR THE BREACH HEREOF OR THEREOF (WHETHER BASED ON CONTRACT, TORT, COMMON LAW OR ANY OTHER THEORY).